Exhibit 23

                          INDEPENDENT AUDITORS' CONSENT

         We hereby consent to the incorporation by reference in this Registration Statement of Twinlab Corporation on Form S-8 of our report dated February 9, 1996 (May 7, 1996 as to Notes 1 and 16a, and November 15, 1996 as to Notes 16b, 16c, 16d, 16e and 16f) on the consolidated financial statements as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 and our report dated November 15, 1996 on the financial statement schedule appearing in Twinlab Corporation's Registration Statement on Form S-1 (File No. 333-5191).

DELOITTE & TOUCHE LLP

Jericho, New York
December 12, 1996